Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-145845 November 7, 2008

Performance Securities with Contingent Protection

Linked to the Rogers International Commodity Index®—Excess ReturnSM

Strategic Alternatives to Indexing

Barclays Bank PLC $[•] Securities linked to the Rogers International Commodity Index®—Excess ReturnSM due November 30, 2011

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the performance of the Rogers International Commodity Index®—Excess ReturnSM (the “Index”). The amount you receive at maturity is based on the Index Return and, in certain circumstances, on whether the level of the Index has closed below a specified Trigger Level on the Final Valuation Date. If the Index Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Index Return multiplied by a Participation Rate, expected to be between 110% and 120% (the actual Participation Rate will be determined on the Trade Date). If the Index Return is negative and the Index has not closed below the Trigger Level on the Final Valuation Date, you will receive your principal. If the Index Return is negative and the Index closed below the Index Trigger Level on the Final Valuation Date, your Securities will be fully exposed to the decline in the Index, and you could lose some or all of your investment. Investors will not receive interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of the issuer.

Features

❑	Growth Potential: The Securities provide the opportunity to enhance returns by multiplying any positive Index Return by the Participation Rate. The Securities are not subject to a maximum gain.

❑

Contingent Protection of Principal against Loss: Payment at maturity of the principal amount of your Securities is protected[3], so long as the Index does not close below the Trigger Level on the Final Valuation Date. If the Index closes below the Trigger Level on the Final Valuation Date, your Securities will be fully exposed to any decline in the Index on the Final Valuation Date, and you could lose some or all of your investment.

❑	Exposure to commodities: Investors can gain exposure to commodities through the Index.

Key Dates[1]

Trade Date:	November 24, 2008

Settlement Date:	November 28, 2008

Final Valuation Date[2]:	November 23, 2011

Maturity Date[2]:	November 30, 2011

CUSIP:	06740C 550

ISIN:	US06740C5500

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to adjustment, as described under “Additional Specific Terms of the Securities” on page FWP-6 of this free writing prospectus.
[3]	Subject to the creditworthiness of the Issuer.

Security Offering

We are offering Performance Securities with Contingent Protection linked to the Rogers International Commodity Index®—Excess ReturnSM. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Index. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, the index supplement dated September 22, 2008 and this free writing prospectus. See “Key Risks” on page FWP-7 of this free writing prospectus and “Risk Factors” beginning on page S-3 of prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, the index supplement dated September 22, 2008 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$[0.25]	$[9.75]
Total	$[•]	$[•]	$[•]

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated August 27, 2008, as supplemented by the prospectus supplement dated August 27, 2008 and the index supplement dated September 22, 2008 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm

♦	Prospectus supplement dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

♦	Index supplement dated September 22, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508199264/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities with Contingent Protection linked to the Rogers International Commodity Index®—Excess ReturnSM that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You understand and are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦	You have a moderate to high risk tolerance.

♦	You believe the Index will appreciate over the term of the Securities.

♦	You seek an investment with a return linked to the performance of the Rogers International Commodity Index®—Excess ReturnSM.

♦	You are willing to expose your principal to the full downside performance of the Index if the Index closes below the predetermined Trigger Level on the Final Valuation Date.

♦	You are willing to invest in the Securities based on the range indicated for Participation Rate (the actual Participation Rate will be determined on the Trade Date).

♦	You do not seek current income from this investment.

♦	You are willing to hold the Securities to maturity and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦

You do not understand or are not willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦	You do not seek an investment with exposure to the Rogers International Commodity Index®—Excess ReturnSM.

♦	You do not believe the Index will appreciate over the term of the Securities.

♦	You are unable or unwilling to hold the Securities to maturity.

♦	You seek an investment that is 100% principal protected.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You seek current income from your investments.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-6 and the more detailed “Risk Factors” beginning on page S-3 of prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

FWP-2

Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Security
Term:	3 years
Reference Asset:	Rogers International Commodity Index®—Excess ReturnSM (the “Index”), as overseen and developed by the Index Committee and calculated and published by the Index Calculator
Index Committee:	Rogers International Commodity Index® Committee
Index Calculator:	Diapason Commodities Management SA
Participation Rate:	110% to 120% (the actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity (per $10):

Your Securities are not fully principal protected. If the Index closes below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decline in the Index.

If the Index Return is positive, you will receive:

$10 + [$10 x Index Return x

Participation Rate]

If the Index Return is 0% you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Level did not close below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Level closed below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities as reduced by such negative Index Return at maturity:

$10 + [$10 x Index Return]

In this scenario the Contingent Protection is lost and investors will receive a payment at maturity that is less than their principal.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	The closing level of the Index on the Trade Date.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.
Trigger Level:	70% of Index Starting Level (i.e. a decrease of 30% over the term of the Securities).
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2	The Securities are expected to carry the same rating as the Issuer’s Medium-Term Note Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

FWP-3

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples assume a principal amount per Security of $10, an Index Starting Level of 100 and a Participation Rate of 115% (the midpoint of the range, the actual Participation Rate will be determined on the Trade Date).

Index		Trigger Event does Not Occur[1]		Trigger Event Occurs[2]
Index Level	Index Return	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity
200	100%	$21.50	115.00%	$21.50	115.00%
190	90%	$20.35	103.50%	$20.35	103.50%
180	80%	$19.20	92.00%	$19.20	92.00%
170	70%	$18.05	80.50%	$18.05	80.50%
160	60%	$16.90	69.00%	$16.90	69.00%
150	50%	$15.75	57.50%	$15.75	57.50%
140	40%	$14.60	46.00%	$14.60	46.00%
130	30%	$13.45	34.50%	$13.45	34.50%
120	20%	$12.30	23.00%	$12.30	23.00%
110	10%	$11.15	11.50%	$11.15	11.50%
100	0%	$10.00	0%	$10.00	0%
90	-10%	$10.00	0%	$9.00	-10%
80	-20%	$10.00	0%	$8.00	-20%
70	-30%	$10.00	0%	$7.00	-30%
60	-40%	N/A	N/A	$6.00	-40%
50	-50%	N/A	N/A	$5.00	-50%
40	-60%	N/A	N/A	$4.00	-60%
30	-70%	N/A	N/A	$3.00	-70%
20	-80%	N/A	N/A	$2.00	-80%
10	-90%	N/A	N/A	$1.00	-90%
0	-100%	N/A	N/A	$0.00	-100%

[1]	Index Level does not close below the Trigger Level on the Final Valuation Date.
[2]	Index Level closes below the Trigger Level on the Final Valuation Date.

Example 1—The level of the Index increases by 10% from an Index Starting Level of 100 to an Index Ending Level of 110.

Because the Index Ending Level of 110 is greater than the Index Starting Level of 100, the investor receives a payment at maturity of $11.15 per $10.00 Security principal amount, representing a total return of 11.50% on the Securities.

$10 + ($10 x Index Return x Participation Rate)

$10.00 + [$10.00 x (10% x 115%)] = $11.15

Example 2—The level of the Index decreases by 20% from an Index Starting Level of 100 to an Index Ending Level of 80 and as a result the Index did not close below the Trigger Level of 70.

Because the Index Ending Level of 80 is less that the Index Starting Level of 100, the investor receives a payment at maturity of $10 per $10 principal amount of Securities.

Example 3: The level of the Index decreases by 35% from an Index Starting Level of 100 to an Index Ending Level of 65 and the Index closed below the Trigger Level of 70 on the Final Valuation Date.

Since the Index Return is negative and the Index closed below the Trigger Level, principal protection is lost and the investor receives a payment at maturity of $6.50 per $10.00 Security principal amount, representing a total return of -35% on the Securities.

$10 + ($10 x Index Return)

$10 + ($10 x -35%) = $10 - $3.50 = $6.50

If the Index closes below the Trigger Level on the Final Valuation Date, investors are fully exposed to any decline of the Index and could lose some or all of their principal at maturity.

FWP-4

Additional Specific Terms of the Securities

Maturity Date:	November 30, 2011, or if such date is not a Business Day, the next succeeding Business Day; provided that, if there is a Market Disruption Event in effect relating to one or more Index Contracts on the scheduled Final Valuation Date, and as a result, the Final Valuation Date for one or more Index Contracts (as hereinafter defined) is postponed (as described below under “Market Disruption Events”) so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the latest occurring postponed Final Valuation Date for the affected Index Contract.

Final Valuation Date:	November 23, 2011, or if such day is not a scheduled Index Business Day, the immediately preceding scheduled Index Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Final Valuation Date, the Final Valuation Date may be postponed as described below under “Market Disruption Events”.

Market Disruption Events:	If a Market Disruption Event relating to one or more Index Contracts is in effect on the scheduled Final Valuation Date, the Calculation Agent will determine the Index Return using an Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event, using:

♦

for each Index Contract that did not suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price on the applicable Relevant Exchange of such Index Contract on the scheduled Final Valuation Date, and

♦

for each Index Contract that did suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract;

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each of the five scheduled trading days following the scheduled Final Valuation Date, then (a) the fifth scheduled trading day shall be deemed the Final Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such fifth scheduled trading day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of any Index Contract;

(B)	the settlement price on a Relevant Exchange of any Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of any Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Index or any Index Contract.

For purposes of the above, (a) “Index Contracts” means the commodities contracts then underlying the Index or any successor index; (b) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any successor index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Index Business Day:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract then comprising the Index or any successor index.

Business Day:	Any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

FWP-5

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. It is also possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that you should be required to recognize taxable gain or loss each time a futures contract that is tracked by the Index rolls. Moreover, because the Index consists of futures contracts, the Internal Revenue Service could possibly assert that Section 1256 of the Internal Revenue Code should apply to the Securities. If Section 1256 were to apply to your Securities, you would be required to mark your Securities to market at the end of each year (i.e., recognize income as if the Securities had been sold for fair market value). In such a case, gain or loss recognized with respect to your Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your Securities.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the Index Contracts. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

♦

Principal Protection only in limited circumstances: Your principal will be protected only if the level of the Index never closes below the Trigger Level on the Final Valuation Date and the Securities are held to maturity.

♦

Your Investment in the Securities May Result in a Loss: The Securities do not guarantee any return of principal if the level of the Index closes below the Trigger Level on the Final Valuation Date. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Index and your contingent protection will be eliminated if the level of the Index closes below the Trigger Level on the Final Valuation Date.

♦

Commodity Prices May Change Unpredictably—Trading in the Index Contracts and the physical commodities underlying the Index Contracts (the “Index Commodities”) is speculative and can be extremely volatile. Market prices of the Index Contracts and the Index Commodities may fluctuate rapidly based on numerous factors, including:

♦	changes in supply and demand relationships;

♦	weather;

♦	agriculture;

♦	trade;

♦	fiscal, monetary and exchange control programs;

♦	domestic and foreign political and economic events and policies;

♦	disease;

♦	technological developments;

♦	changes in interest rates and global growth rates in the economy; and

♦	trading activities in commodities, including the Index Commodities, and related contracts, including the Index Contracts.

These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of different Index Commodities and Index Contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

FWP-6

♦

Credit of Issuer—The Securities are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payments made on the Securities, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities

♦	No Interest Payments—As a holder of the Securities, you will not receive interest payments.

♦

Impact of Fees on Secondary Market Prices—The original issue price of the Securities includes the underwriting commissions and fees and Barclays Bank PLC’s cost of hedging its obligations under the Securities through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell the Securities in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $[0.25] per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Price Prior to Maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index. In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the volatility or expected volatility of the Index, the Index Commodities or the Index Contracts;

♦	the time to maturity of the Securities;

♦	the market price of the Index Commodities or the Index Contracts;

♦	interest rates in the market generally;

♦	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Certain Activities by Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and Their Respective Affiliates May Adversely Affect the Value of the Securities—One or more of the affiliates of Barclays Bank PLC may also engage in trading in Index Contracts, futures or options on Index Contracts, the physical commodities underlying the Index Contracts or the Index, and other investments relating to Index Contracts or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Contracts or the value of the Index and, therefore, the market value of the Securities. Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and their respective affiliates could adversely affect the market value of the Securities.

FWP-7

Risks Relating to the Index

♦

Policies of the Index Committee, Composition of the Index and Changes to the Index—The policies of the Index Committee concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Contracts and the manner in which changes affecting the Index Contracts are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Securities at maturity and the market value of your Securities prior to maturity. The amount payable on your Securities at maturity and their market value prior to maturity could also be affected if the Index Committee changes the policies of the Index. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the Calculation Agent may be required to make an alternative determination of the value of the Index. The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Index fail to satisfy such criteria. The annual composition of the Index will be determined by the Index Committee based on the Index Committee’s assessment of the worldwide consumption of those commodities, including in reliance on data of private and governmental providers regarding commodities demand and supply. These data sources are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision may impact weighting determinations made by the Index Committee following the date on which such discrepancy is discovered. If for any reason, one of the Index Contracts ceases to exist or any other similar event with similar consequences, as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or the weighting of, the Index should be modified. The modification of the composition and/or the weighting of the Index may have an adverse impact on the value of the Index, the amount payable on the Securities at maturity and their market value prior to maturity.

♦

The Index Committee and Rogers—The Index is overseen by the Index Committee. Beeland Interests, Inc., which is 100% owned by James B. Rogers, Jr. (“Rogers”), is the sole owner of the Index. Rogers chairs the Index Committee and controls its decisions. The other members of the Index Committee are Diapason, Beeland Management Company, Daiwa Asset Management America, UBS AG, ABN AMRO and Merrill Lynch & Co. Rogers, through the Index Committee, has a significant degree of discretion regarding the composition of the Index, including additions, deletions and the weightings of the Index Commodities or the Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. Rogers and the Index Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when reweighting or making any other changes to the Index. Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the Index and therefore the market value of the Securities.

♦

Negative Roll Yield May Adversely Impact the Level of the Index—The Index is composed of the Index Contracts, which are futures contracts on the physical Index Commodities, and reflects the return associated with the change in prices of the underlying Index Contracts together with the “roll yield” associated with these Index Contracts (the price changes and roll yield taken together constitute the “excess return” reflected by the Index). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity. A fundamental characteristic of the Index, like other commodity indices, is that as a result of being comprised of futures contracts, the Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling,” under which each contract is rolled forward to a new contract date during the month in which it approaches its settlement date (i.e., a futures contract is effectively “sold” to “buy” a futures contract with a later settlement date). During the roll process, “roll yield” is generated from the difference in price between the shorter-dated and longer-dated futures contracts. When longer-dated contracts are priced lower than the shorter-dated contract and spot prices, the market is in “backwardation”, resulting in positive roll yield as the higher-priced expiring futures contracts are “sold” to “buy” a lower priced longer-dated contracts. When the opposite is true, and longer-dated contracts are priced higher, the market is in “contango”, resulting in negative roll yields as the lower-priced expiring futures contracts are “sold” to “buy” higher-priced longer-dated contracts. While many futures contracts on physical commodities have historically exhibited consistent periods of backwardation, this will most likely not be the case at all times.

As a result, negative “roll yields” due to contango markets could reduce the level of the Index and, therefore, the return on the Securities.

♦

The Return on Your Securities May Not Reflect All Developments in the Index Commodities—Because the Index Return will be based on the Index Ending Level, which is the closing level of the Index on the Final Valuation Date, a single Index Business Day near the end of the term of the Securities, the level of the Index at other times during the term of the Securities or at the Maturity Date could be higher than the Index Ending Level. This difference could be particularly large if there is a significant decrease in the level of the Index during the latter portion of the term of the Securities or if there is significant volatility in the Index closing level during the term of the Securities, especially on dates near the Final Valuation Date.

♦

The Securities Are Not Directly Linked to the Index Contracts or Any Other Exchange-Traded Futures Contracts—The Securities are not linked directly to the Index Contracts or any other exchange-traded futures contracts. The Securities are linked to the Index, which reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. Accordingly, the return on your Securities will reflect the returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect the return you would realize if the Securities were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

♦

The Securities Are Not Linked to a Total Return Index—The Securities are linked to the Rogers International Commodity Index®—Excess ReturnSM, which reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. In contrast, the Rogers International Commodity Index®—Total ReturnSM is a total return index which, in addition to reflecting such returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Securities are

FWP-8

linked to the Rogers International Commodity Index®—Excess ReturnSM, the return on the Securities will not include the total return feature of the Rogers International Commodity Index®—Total ReturnSM.

♦

Suspension or Disruptions of Market Trading in Commodities and Related Futures—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular Index Contract or forcing the liquidation of Index Contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your Securities.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the Securities. To the extent any Market Disruption Event occurs with respect to one or more Index Contracts and remains in effect on the scheduled Final Valuation Date for the Securities, the Final Valuation Date for the affected Index Contracts will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for five scheduled trading days after the Final Valuation Date, the Index Return will be determined using an Index Ending Level computed by the Calculation Agent as described above under “Market Disruption Event”. In the event the Final Valuation Date is postponed, the Index Return may be lower than anticipated and possibly negative, which may adversely affect the Payment at Maturity or the value of your Securities. In addition, if the Final Valuation Date is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the postponed Final Valuation Date.

♦

Lack of Regulation by the CFTC—The Securities are debt securities that are direct obligations of Barclays Bank PLC. The net proceeds to be received by Barclays Bank PLC from the sale of the Securities will not be used to purchase or sell the Index Commodities or other futures contracts on such commodities for the benefit of holders of the Securities. The Securities are not themselves commodities futures contracts, and an investment in the Securities does not constitute either an investment in the Index Contracts, the Index Commodities or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, Index Commodities or other futures contracts on such commodities.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (“CPO”). Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, Barclays Bank PLC will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools. Because the Securities do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

♦

The Index Includes Futures Contracts on Foreign Exchanges—The Index includes futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, foreign exchange controls, governmental expropriation, burdensome or confiscatory taxation systems, government imposed moratoriums, and political or diplomatic events. It may also be more costly and difficult for Rogers and the Index Committee to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

♦

UBS AG’s Membership on the Index Committee May Conflict with Your Interest as a Holder of the Securities—UBS AG, an affiliate of UBS Financial Services Inc., is a member of the Index Committee. As a member of the Index Committee, UBS AG will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. UBS AG may influence the determinations of the Index Committee, which may adversely affect the value of your Securities. Due to UBS AG’s potential influence on determinations of the Index Committee, which may affect the market value of the Securities, UBS Financial Services Inc. may have a conflict of interest if its affiliate UBS AG participates in or influence such determinations.

♦

The Index Calculator Will Calculate the Level of the Index—The amount payable upon maturity of the Securities will be calculated based on the level of the Index on the Final Valuation Date calculated by the Index Calculator, using the methodology provided by the Index Committee. The level of the Index may also be calculated by a number of different entities. Barclays Bank PLC and its affiliates do not have any control over, and have no responsibility for, calculations of the Index that may be made by the Index Calculator or any other such entities. While it is not expected that the levels of the Index published by other entities will be different from the level of the Index calculated by the Index Calculator, if there is a difference between such published levels, the level of the Index calculated by the Index Calculator will be used to determine the Index Ending Level and the Payment at Maturity. If another entity publishes the level of the Index on the Final Valuation Date that is higher than the level calculated by the Index Calculator, the Index Ending Level will be based on the closing value of the Index calculated by the Index Calculator, which, as a result, could result in the amount payable on the Securities at maturity being lower than had such amount been calculated using the Index level published by another entity.

♦

Historical Information about the Index or the Index Contracts May Not Be Indicative of Future Values—Historical information on the Index or the Index Contracts furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the Index, the Index Contracts, or what the value of the Securities may be. Fluctuations in the level of the Index and/or the prices of the Index Contracts make it difficult to predict whether the return on the Securities will be positive or negative, or what the Payment at Maturity may be. Historical fluctuations in the level of the Index may be greater or lesser than those experienced by the holders of the Securities.

FWP-9

Rogers International Commodity Index®—Excess ReturnSM

The Rogers International Commodity Index®—Excess ReturnSM (the “Rogers Excess Return Index”) is maintained and reviewed by the members of the Rogers International Commodity Index® Committee. The Rogers Indices aim to be an effective measure of the price action of raw materials not just in the United States but also around the world. The Rogers Indices’ weightings attempt to balance consumption patterns worldwide (in developed and developing countries) and specific contract liquidity. The Rogers Excess Return Index reflects the uncollateralized returns on the futures contracts on physical commodities included in the Rogers International Commodity Index®.

The Rogers Excess Return Index is reported by Bloomberg under the ticker symbol “RICIGLER <Index>“.

The information on the Rogers Excess Return Index provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Commodity Indices—Rogers International Commodity Index®” in the index supplement.

Historical Information

The table below shows the performance of the Index from December 31, 1998 through September 24, 2008.

Historical Results for period from December 31, 1998 through September 24, 2008
Year	Ending Level
December 31, 1998	875.63
December 31, 1999	1212.16
December 29, 2000	1452.52
December 31, 2001	1134.10
December 31, 2002	1498.88
December 31, 2003	1961.08
December 30, 2004	2344.89
December 30, 2005	2730.35
December 29, 2006	2696.26
December 31, 2007	3366.79
November 4, 2008	2453.95

The following graph sets forth the historical performance of the Index based on the weekly closing levels of the Index from August 1, 1998 through November 4, 2008 in comparison to the S&P GSCITM Excess Return Index and the Dow Jones-AIG Commodity IndexSM Excess Return.

We obtained the closing levels of the Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP-10

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-11